Exhibit 23.7

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-4 (the “Form F-4”) of Timmins Gold Corp., I, William James Lewis, B.Sc., P.Geo., a Senior Geologist with Micon International Limited in Toronto, Canada, hereby consent to the use of my name in connection with the references to the mineral reserve and resource estimates for the San Francisco Gold Mine in Sonora, Mexico (the “Estimates”) and to the inclusion of references to and summaries of the Estimates in the Form F-4.

Date: February 10, 2011

/s/ William J. Lewis
Name: William James Lewis, B.Sc., P.Geo.
Title: Senior Geologist,
Micon International Limited

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